Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2013 FINANCIAL RESULTS

ROANOKE, VA, June 12, 2013 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal second quarter ended April 30, 2013.

Second Quarter 2013 Financial Results

Consolidated net sales for the second quarter of fiscal year 2013 were $19.1 million, down 13.3% when compared to net sales of $22.1 million for the second quarter of fiscal year 2012—when OCC achieved the second highest quarterly net sales in the Company’s history. Sequentially, net sales increased 10.6% in the second quarter of fiscal year 2013, compared to net sales of $17.3 million for the first quarter of the year.

Gross profit margin, or gross profit as a percentage of net sales, decreased to 34.9% in the second quarter of fiscal year 2013 from 40.2% in the second quarter of fiscal year 2012. Gross profit margin in the second quarter was negatively impacted as certain fixed manufacturing costs were spread over lower sales volumes, as well as due to increases in production costs and manufacturing capacity in anticipation of higher future production volumes. Gross profit decreased 24.8% to $6.7 million in the second quarter of fiscal year 2013, compared to $8.9 million in the second quarter of fiscal 2012.

OCC recorded net income attributable to the Company of $42,000, or $0.01 per basic and diluted share, for the second quarter of fiscal year 2013, compared to $949,000, or $0.15 per basic and diluted share, for the second quarter of fiscal year 2012.

Optical Cable Corp. – Second Quarter 2013 Earnings Release

Fiscal Year-to-Date 2013 Financial Results

Consolidated net sales for the first half of fiscal year 2013 decreased 7.5% to $36.4 million, compared to net sales of $39.4 million for the same period in fiscal year 2012—which was a record sales year for OCC. The Company experienced an increase in net sales during the first half of fiscal year 2013 in its specialty markets, compared to the same period last year, but this increase was offset by decreases in net sales in its commercial markets.

Gross profit margin decreased to 36.2% in the first half of fiscal year 2013, from 38.1% in the first half of fiscal year 2012. Gross profit decreased 12.1% to $13.2 million in the first half of fiscal year 2013, compared to $15.0 million in the first half of fiscal 2012.

OCC recorded net income attributable to the Company of $172,000, or $0.03 per basic and diluted share, for the first half of fiscal year 2013, compared to $1.1 million, or $0.18 per basic and diluted share, for the same period last year.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We believe our second fiscal quarter results reflect difficult year-over-year comparisons relative to the record setting results for the second quarter of fiscal year 2012, which we believe were not representative of our typical quarterly seasonality patterns. We experienced weakness in certain of our markets during the first half of fiscal year 2013. Our gross profit was also impacted in the second quarter of 2013 by increases in plant capacity that we made to accommodate previous large orders for major customers. Despite continued economic headwinds in certain of our markets, we are confident that the Company is well-positioned to deliver improving results going forward.”

Mr. Wilkin added, “OCC’s balance sheet remains strong, and we remain confident in the underlying strength of our business, our market position, our comprehensive suite of products, and our strategic plan to enhance shareholder value. We look forward to delivering improved financial and operational performance in the second half of the fiscal year.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 12, 2013, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through June 19, 2013, by dialing (800) 585-8367 or (404) 537-3406, pass code 91148990. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2013 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC, Procyon, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial

Optical Cable Corp. – Second Quarter 2013 Earnings Release

condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012

Net sales	$19,124	$22,051	$36,420	$39,385
Cost of goods sold	12,459	13,190	23,231	24,374

Gross profit	6,665	8,861	13,189	15,011

SG&A expenses	6,405	7,410	12,593	13,375
Royalty (income) expense, net	(44)	(101)	4	(287)
Amortization of intangible assets	23	33	47	67

Income from operations	281	1,519	545	1,856

Interest expense, net	(113)	(140)	(221)	(284)
Other, net	(11)	(2)	(15)	(2)

Other expense, net	(124)	(142)	(236)	(286)

Income before income taxes	157	1,377	309	1,570

Income tax expense	82	470	122	510

Net income	$75	$907	$187	$1,060

Net income (loss) attributable to noncontrolling interest	33	(42)	15	(81)

Net income attributable to OCC	$42	$949	$172	$1,141

Net income attributable to OCC per share: Basic and diluted	$0.01	$0.15	$0.03	$0.18

Weighted average shares outstanding: Basic and diluted	6,219	6,391	6,265	6,339

Cash dividends declared per common share	$0.02	$0.015	$0.04	$0.03

—MORE—

Optical Cable Corp. – Second Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2013	October 31, 2012
Cash	$783	$591
Trade accounts receivable, net	10,454	12,601
Inventories	19,468	18,464
Other current assets	2,630	3,109

Total current assets	33,335	34,765
Non-current assets	14,460	12,997

Total assets	$47,795	$47,762

Current liabilities	$6,388	$7,927
Non-current liabilities	11,614	9,800

Total liabilities	18,002	17,727

Total shareholders’ equity attributable to OCC	30,388	30,644
Noncontrolling interest	(595)	(609)

Total shareholders’ equity	29,793	30,035

Total liabilities and shareholders’ equity	$47,795	$47,762

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